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                                                                    EXHIBIT 99.2

                                XETEL CORPORATION
                            STOCK PURCHASE AGREEMENT

         I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") for the purchase period specified below, and I hereby subscribe to purchase shares of Common Stock of XeTel Corporation (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks during the purchase period in the 1% multiple of my cash earnings (not to exceed a maximum of 10%) specified in my attached Enrollment Form.

         The ESPP is comprised of a series of successive purchase periods. The initial purchase period will begin on January 17, 1997 and end on the last business day of the Corporation's second fiscal quarter for its 1998 fiscal year. Unless otherwise designated by the Plan Administrator, subsequent purchase periods will begin on the first business day of the Corporation's first and third fiscal quarters for each fiscal year and end on the last business day of the Corporation's second and fourth fiscal quarters for each fiscal year. My participation will automatically remain in effect from purchase period to purchase period in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce or increase the rate of my payroll deductions to be effective at the beginning of the next purchase period.

         My payroll deductions will be accumulated for the purchase of shares of the Common Stock on the last business day of the purchase period. The purchase price per share will be not less than 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the purchase period or (ii) the fair market value per share on the purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase during any purchase period to 1,500 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

         I can stop contributing to the ESPP at any time prior to the last business day of the purchase period; all my payroll deductions for that period will be applied to the purchase of shares of Common Stock at the end of the period. However, I may not rejoin that particular purchase period at any later date. Upon the termination of my employment for any reason or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase period in which my employment terminates or my loss of eligibility occurs will automatically be applied to the purchase of shares of Common Stock at the end of that purchase period. Should I die while an ESPP participant, my payroll deductions will automatically cease; all payroll deductions for the purchase period in which I die will be applied to the purchase of shares of Common Stock at the end of that period.

         If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase period in which my leave begins will be applied to the purchase of shares of Common Stock at the end of that purchase period. In order to participate in the ESPP upon my return to active service, I must re-enroll in the next purchase period during the enrollment period for that period.

         A stock certificate for the shares purchased on my behalf at the end of each purchase period will automatically be deposited into a brokerage account which the Corporation will open on my behalf. I authorize the broker to notify the Corporation of any sale or disposition of my ESPP shares, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition.

         The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase period. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

         I have received a copy of the Question and Answer Summary summarizing the major features of the ESPP. I have read this Agreement and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

Date:_______________, 199__                   __________________________________
                                              Signature of Employee

                                              Printed Name:

Start Date of my Purchase Period:  _____________, 199_